EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-154173 and 333-159143) of The Goldman Sachs Group, Inc. of our report dated February 26, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Part II, Item 8 of this Form 10-K. We also consent to the incorporation by reference in such Registration Statements of our report dated February 26, 2010 relating to Selected Financial Data, which appears in Exhibit 99.1 of this Form 10-K.
/s/ PRICEWATERHOUSECOOPERS LLP
New York, New York
February 26, 2010